EXHIBIT 21

Subsidiaries of Lifeway Foods, Inc.:

Helios Nutrition, Ltd. — a Minnesota corporation, 100% owned

Fresh Made, Inc. — a Pennsylvania corporation, 100% owned

Starfruit, L.L.C. — an Illinois limited liability company, 100% owned

Starfruit Franchisor, L.L.C  — an Illinois limited liability company, 100% owned

Subsidiary of Helios Nutrition, Ltd.:
Pride of Main Street Dairy, L.L.C. — a Minnesota limited liability company, 100% owned

Lifeway First Juice, Inc. — an Illinois corporation, 100% owned